EXHIBIT 5.1

OPINION OF COUNSEL

October 27, 2005

Affymetrix, Inc.
3380 Central Expressway
Santa Clara, CA 95051

Ladies and Gentlemen:

     We have acted as counsel to Affymetrix, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 190,944 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to options outstanding under the ParAllele BioScience, Inc. 2001 Stock Option Plan (the “Plan”) and assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization dated May 31, 2005, as amended, among the Company, Pinecone Acquisition, Inc. and ParAllele BioScience, Inc.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell